EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

                    Teleplus, S.A., a Costa Rican corporation
          Televisora Canal Diecinueve, S.A., a Costa Rican corporation
                 Grupo Masteri, S.A., a Costa Rican corporation
               5th Avenue Television, Inc., a Florida corporation
                 5th Avenue Retail, Inc., a Florida corporation